Exhibit 10.1

                                                               EXECUTION VERSION

                         EXECUTIVE EMPLOYMENT AGREEMENT

      This Executive Employment Agreement (the "Agreement") is made as of the 19th day of March, 2008, by and between GoAmerica, Inc., a Delaware corporation (the "Company"), and Daniel R. Luis ("Executive").

      1. Duties and Scope of Employment.

            (a) Positions;  Duties.  During the  Employment  Term (as defined in
Section 2), the Company shall employ Executive as the Chief Executive Officer of the Company. Executive shall report solely and directly to the Board of Directors of the Company (the "Board").

            (b) Obligations. During the Employment Term, Executive shall devote substantially all of his business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may (i) serve in any capacity with any professional, community, industry, civic, educational or charitable organization, (ii) serve as a member of corporate boards of directors on which Executive currently serves and, with the consent of the Board (which consent shall not be unreasonably withheld or delayed), other corporate boards of directors, and (iii) manage his and his family's personal investments and legal affairs; provided, however, that in each instance, such activities do not materially interfere with the discharge of Executive's duties.

      2. Employment Term. The Company hereby agrees to continue to employ Executive and Executive hereby accepts such continuing employment (the period of such continuing employment, the "Employment Term"), in accordance with the terms and conditions set forth herein, commencing on the date hereof (the "Employment Commencement Date"). Executive and the Company understand and acknowledge that Executive's employment with the Company constitutes "at-will" employment. Subject to the Company's obligation to provide severance benefits as specified herein, Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without Cause or Good Reason (as defined in Section 4(b) and 4(c), respectively) and for any or no cause or reason, at the option of either the Company or Executive.

      3. Compensation/Benefits. During the Employment Term, the Company shall pay and provide to Executive the following:

            (a) Cash Compensation. As compensation for his services to the Company, Executive shall receive a base salary and shall be eligible to receive additional variable compensation. During the Employment Term, the Board or its Compensation Committee (the "Compensation Committee") shall review Executive's Base Salary (as defined below) and Bonus (as defined below) then in effect at least annually and may increase (but not decrease) such Base Salary and/or Bonus as the Compensation Committee may approve. The Base Salary shall be payable in accordance with the Company's normal payroll practices in effect from time to time, but in no event less frequently than monthly and, in the case of Bonus, as soon as practical during the year following the year with respect to which such Bonus is payable, but in no event later than March 15 of such following year. No increase in Base Salary shall be used to offset or otherwise reduce any obligations of the Company to Executive hereunder or otherwise.

                  (i) Annual Base Salary. As of the Employment Commencement Date, Executive's annual Base Salary shall be two hundred seventy five thousand dollars ($275,000) ("Base Salary"); provided, however, that this amount shall be applied retroactively to January 10, 2008 (the "Closing Date") and in order to make Executive whole for any difference in salary paid to him between the Closing Date and the Employment Commencement Date (such period, the "Retroactivity Period"), Executive shall, on the Employment Commencement Date, receive a lump-sum payment in an amount equal to the difference between the amount he was actually paid during the Retroactivity Period and the amount he would have been paid during such period if he had been paid at the rate set forth in this Section 3(a).

                  (ii) Discretionary Bonus. Executive shall also be eligible to earn annual variable compensation, the amount of which shall range from zero percent (0%) to one hundred percent (100%) of the Base Salary (such variable compensation, the "Bonus," which, together with the Base Salary, shall be referred to herein as "Target Pay"). The Bonus for any calendar year shall be awarded at the sole discretion of the Compensation Committee based upon the Company's achievement of stated financial and strategic goals, as established by the Compensation Committee.

            (b) Equity Compensation.

                  (i) Stock Ownership. On February 11, 2008, in anticipation of the execution of this Agreement, the Company granted Executive an option (the "Option") to purchase four hundred thousand (400,000) shares of the common stock of Company (the "Option Shares") under the Company's 2005 Equity Compensation Plan, as amended and in effect on the date of such grant (the "Stock Plan"), at a per share exercise price equal to the fair market value of the common stock of the Company on that date, as determined by the Compensation Committee, in accordance with the Stock Plan. Such Option is in the form attached hereto as Exhibit A (the "Stock Option Agreement").

                  (ii)   Ongoing   Awards.   Executive   shall  be  eligible  to
participate fully in annual stock option grants and any other long-term equity incentive program at levels commensurate with his position.

            (c) Employee Benefits. Executive shall, to the extent eligible, be entitled to participate at a level commensurate with his position in all employee benefit, welfare and retirement plans and programs, as well as equity plans, provided by the Company to its senior executives in accordance with the terms thereof as in effect from time to time. Notwithstanding the foregoing, at all times, the Company reserves the right to amend, modify, or terminate any such plan or program.

                  (i) The Company will provide to Executive, at its expense, a parking place, executive office, secretarial assistance, facilities, supplies and equipment appropriate to


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

his position as Chief Executive Officer of the Company. In addition, if Executive relocates to California for the purpose of continuing his employment by the Company, the Company will reimburse Executive for reasonable relocation expenses actually incurred (including real estate brokerage fees) in an amount not to exceed one hundred thousand dollars ($100,000); provided, however, that such reimbursement is made within ten (10) business days of Executive submitting receipts for qualifying relocation expenses, and provided further, that such reimbursement shall be made no later than March 15 of the year following the year in which such expenses are incurred.

            (d) Perquisites. The Company shall provide to Executive, at the Company's cost, all perquisites to which other senior executives of the Company are entitled to receive. Notwithstanding the foregoing, at all times, the Company reserves the right to amend, modify, or terminate any such perquisites; provided, however, that in no event shall such perquisites, in the aggregate, be reduced below the level being provided to Executive on the Employment Commencement Date, except as otherwise required because of changes in the law.

            (e) Expense Allowance. Subject to and in accordance with the Company's policies and procedures and in accordance with the Company's payroll practices but no less frequently than monthly, the Company shall provide to Executive a non-accountable, discretionary expense allowance of one thousand dollars ($1,000) per month to be used by Executive for all of his own automobile expenses (including, without limitation, his automobile lease or similar finance payments, insurance, and all gas mileage (whether travel is personal or related to his employment by the Company)), club and organization dues or memberships, travel upgrades, technology devices, and similar executive perquisites and related taxes.

            (f) Business and Entertainment Expenses. Upon submission of appropriate documentation by Executive in accordance with the Company's policies in effect from time to time, the Company shall pay or reimburse Executive for all business expenses that Executive incurs in performing his duties under this Agreement, including, but not limited to, travel (excluding gas mileage), entertainment, and professional dues and subscriptions, in accordance with the Company's policies in effect from time to time. The Company shall not be obligated to reimburse Executive for personal legal fees or taxes incurred for any reason.

            (g) Vacation, Holidays and Sick Leave. Executive shall be entitled to vacations of no less than five (5) weeks per calendar year; provided, however, that Executive shall be limited to future accruals of no more than six
(6) weeks of paid vacation. Executive shall also be entitled to absences because of illness or other incapacity, and such other absences, whether for holiday, personal time, or for any other purpose, as set forth in the Company's employment manual or current procedures and policies, as the case may be, as the same may be amended from time to time.

      4. Termination of Employment.

            (a) Death or Disability. The Company may terminate Executive's employment for disability in the event Executive has been unable to perform his material duties hereunder for six (6) consecutive months because of physical or mental incapacity by giving Executive notice of such termination while such continuing incapacity continues (a "Disability


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

Termination"). Executive's employment shall automatically terminate on Executive's death. In the event Executive's employment with the Company terminates during the Employment Term by reason of Executive's death or a Disability Termination, then upon the date of such termination:

                  (i) any Option Shares that would have vested solely due to the passage of time during the twelve (12) month period beginning on the date of Executive's death or Disability Termination shall immediately vest;

                  (ii) the Company shall, within thirty (30) days of the date Executive's employment is terminated, pay and provide Executive (or in the event of Executive's death, Executive's estate) (A) any unpaid Base Salary through the date of termination and any accrued vacation, (B) reimbursement for any unreimbursed expenses incurred through the date of termination, and (C) all other payments, benefits or fringe benefits to which Executive may be entitled subject to and in accordance with, the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant and amounts that may become due under Sections 5 and 9 hereof (collectively, items under this clause (i) are referred to as "Accrued Benefits"); and

                  (iii) the Company shall pay to Executive at the time other senior executives are paid under any cash bonus or long-term incentive plan, but in no event later than March 15 of the year following the year in which Executive's employment is terminated, a pro-rata bonus equal to the amount Executive would have received if Executive's employment had continued (without any discretionary cutback) multiplied by a fraction where the numerator is the number of days in each respective bonus period prior to Executive's termination and the denominator is the number of days in the bonus period (the "Prorated Bonus"); provided, however, that at the time of death or Disability Termination, Executive is on pace to achieve the performance milestones necessary to be eligible for such bonus.

            (b) Termination for Cause. The Company may terminate Executive's employment for Cause (as defined below). In the event that Executive's employment with the Company is terminated during the Employment Term by the Company for Cause, Executive shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits (including, but not limited to, any then vested Option Shares and other equity awards), to be paid or provided within thirty (30) days of the date Executive's employment is terminated.

                  (i) For the purposes of this Agreement, "Cause" shall mean:

                        (A) material breach of any provision of this Agreement by Executive;

                        (B) the willful failure by Executive to perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental impairment), unless any such failure is corrected within thirty (30) days following written notice by the Board that specifically identifies the manner in which the Board believes Executive has not materially performed his duties; provided, however, that no act, or failure to act, by


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

Executive shall be "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the best interest of the Company; or

                        (C) an act of gross misconduct by Executive with regard to the Company that is materially injurious to the Company.

            (c) Termination by the Company Other Than for Cause; Termination by Executive With Good Reason. Any payments to be made or benefits to be provided under this Section 4(c) are conditioned on (x) Executive's execution of a general release and/or termination agreement satisfactory to the Company, and
(y) such general release and/or termination agreement becoming effective.

                  (i) If Executive's employment with the Company is involuntarily terminated by the Company other than for Cause or if Executive voluntarily terminates his employment with the Company for Good Reason (as defined below), then the Company shall pay or provide Executive with the following as of the date of termination:

                        (A) any Accrued Benefits, to be paid or provided within thirty (30) days of the date Executive's employment is terminated;

                        (B) the Prorated Bonus; provided, however, that at the time of the termination of Executive's employment, Executive is on pace to achieve the performance milestones necessary to be eligible for such bonus, and provided further that such Prorated Bonus is paid no later than March 15 of the year following the year in which Executive's employment is terminated;

                        (C)   a  severance  amount   equal  to  the  Executive's
then-current annual Base Salary, payable in a lump sum within thirty (30) days of the date Executive's employment is terminated;

                        (D) the right to continue his participation in the Company's health benefit plans to the extent that he is then a participant therein, at no additional cost to Executive other than he would have incurred as an employee, for a period of twelve (12) months starting with the first calendar month after such date of termination; provided, however, that Company shall pay the full premium for COBRA continuation coverage under its health plans for Executive (and, if applicable, his dependents enrolled as participants in such health plans as of the date of termination) for such twelve-month period. In the event Executive obtains other employment during the twelve-month period in this clause (D), pursuant to which he becomes covered for substantially similar or improved benefits, the right to continue to participate in any health benefit plan, at the Company's expense, offered or provided by the Company shall immediately cease; and

                        (E) reasonable outplacement services at a level commensurate with Executive's position, including use of an executive office and secretary, for a period of ninety (90) days commencing on Executive's date of termination but in no event extending beyond the date on which Executive commences other full time employment.


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

                  (ii) For purposes of this Agreement, "Good Reason" for termination by Executive shall arise from the following conduct of the Company or events without Executive's consent (other than in connection with or subsequent to the termination or suspension of Executive's employment or duties for Cause or in connection with Executive's death or disability, and excluding any isolated action not taken in bad faith and which is promptly remedied by the Company after receipt of notice thereof from Executive); provided, however, that in each instance, Executive shall provide reasonably detailed written notice of any action or event that would constitute Good Reason under this Section 4(c)(ii) to the Company within ninety (90) days of such action or event, and the Company shall have thirty (30) days to cure such action or event, and provided further that if such action or event is not cured by the Company within such thirty (30) day period, Executive's employment will then be deemed to be terminated with Good Reason:

                        (A) Material breach of any provision of this Agreement by the Company; or

                        (B) After a Change of Control (as defined below), in the event that (i) Executive's aggregate compensation is substantially diminished (regardless of Executive's title, duties, or responsibilities) or (ii) Executive is required to relocate more than one hundred (100) miles from his then-current residence in order to continue to perform his duties under this Agreement.

            (d) Termination by Executive Without Good Reason. Executive may terminate his employment at any time without Good Reason by written notice to the Company. In the event that Executive terminates his employment with the Company during the Employment Term without Good Reason, Executive shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits (including, but not limited to, any then-vested Option Shares and other equity awards), to be paid or provided within thirty (30) days of the date Executive's employment is terminated.

            (e) No Mitigation/No Offset. Executive shall not be required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that Executive may receive from any other source, except as provided in Sections 4(c)(i)(D) and 4(c)(i)(E). The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right that the Company may have against Executive or others.

      5. Change of Control Vesting Acceleration.

            (a) In the event of a Change of Control (as defined below), twenty-five percent (25%) of Executive's then-unvested Option Shares shall immediately vest.

            (b) After a Change of Control (as defined below),  in the event that
(i) Executive's aggregate compensation is substantially diminished (regardless of Executive's title, duties, or responsibilities) or (ii) Executive is required to relocate more than one hundred (100) miles from his then-current residence in order to continue to perform his duties under this Agreement, all of Executive's then-unvested Option Shares and other equity awards shall


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

immediately vest in full, and if, after a Change of Control, Executive terminates his employment with the Company for Good Reason, he shall be entitled to receive all severance benefits set forth in Section 4(c)(i).

            (c) For the purposes of this Agreement, "Change of Control" is defined as the occurrence of any of the following after the Employment Commencement Date:

                  (i) any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) excluding for this purpose, (i) the Company or any subsidiary of the Company, or (ii) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any plan which acquires beneficial ownership of voting securities of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities; provided, however, that no Change of Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company, the grant or exercise of any stock option, stock award, stock purchase right or similar equity incentive, or the continued beneficial ownership by any party of voting securities of the Company which such party beneficially owned as of the Employment Commencement Date; or

                  (ii) persons, who, as of the Employment Commencement Date constitute the Board (the "Incumbent Directors") cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided, however, that any person becoming a director of the Company subsequent to the Employment Commencement Date shall be considered an Incumbent Director if such person's election or nomination for election was approved by a vote of at least fifty percent (50%) of the Incumbent Directors; and provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a "person" (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

                  (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80% of the assets (other than cash and cash equivalents) of the Company (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or


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

                  (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

      6. Golden Parachute Payments.

            (a) Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any benefit received pursuant to this Agreement, including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"); provided, however, that any benefit received or to be received by Executive in connection with a Change of Control ("Contract Benefits") or any other plan, arrangement or agreement with the Company or an affiliate (collectively with the Contract Benefits, the "Total Benefits") that would constitute a "parachute payment" within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit received by Executive as a result of such reduction shall exceed the net after-tax benefit received by Executive if no such reduction was made. For purposes of this Section 6, "net after-tax benefit" shall mean the Total Benefits that Executive receives or is then entitled to receive from the Company that would constitute a "parachute payment" within the meaning of Section 280G of the Code, less (i) the amount of all federal, state and local income and employment taxes payable by Executive with respect to such "parachute payment," calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rates set forth in the Code as in effect at the time of the first receipt of the foregoing benefits), and (ii) the amount of excise taxes imposed with respect to such "parachute payment" by Section 4999 of the Code.

            (b) The accounting firm engaged by the Company (or its successor) for general tax purposes shall perform any adjustment pursuant to subsection (a) of this Section 6. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and to the Company within fifteen (15) calendar days of being engaged to perform such determination and adjustment, or at such other time as requested by the Company. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

      7. Section 409A Compliance.

            (a) To the extent that any amount payable under this Agreement constitutes an amount payable under a "nonqualified deferred compensation plan" (as defined in Section 409A of the Code ("Section 409A")) following a "separation from service" (as defined in Section 409A), including any amount payable under Section 4, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made to Executive earlier than the day after the date that is six (6) months following Executive's "separation from service." This Section 7(a) will not be applicable after Executive's death.

            (b) Executive and the Company  acknowledge  that the requirements of
Section 409A are still being developed and interpreted by government agencies, that certain issues under


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Section 409A remain  unclear at this time, and that the parties hereto have made a good faith effort to comply with current guidance under Section 409A. Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to comply with future guidance or interpretations under Section 409A, including amendments necessary to ensure that compensation will not be subject to Section 409A, Executive agrees that the Company shall be permitted to make such amendments, on a prospective and/or retroactive basis, in its sole discretion.

      8. Restrictive Covenants. Executive acknowledges that the Company's ability to keep its Confidential Information (as defined in Section 9(b)) secret and away from its competitors is important to the Company's and its affiliates' viability and business. Executive further acknowledges that over the course of his employment with the Company he has and will (i) develop special and substantial relationships with the Company's and its affiliates' customers and suppliers, and/or (ii) be privy to Confidential Information. Further, Executive has and will help develop the goodwill of the Company and its affiliates during the course of his employment. Finally, pursuant to Section 3(b), Executive will have a substantial ownership interest in the Company. As such, Executive agrees to abide by the following covenants in order to allow the Company to protect those interests:

            (a) Non-Competition. During the "Restricted Period" (as defined below), Executive will not either directly or indirectly, for himself or any other person or entity, anywhere within the United States, carry on, own, be engaged in, assist, be employed by, consult for, serve as a director for, or have any financial interest in any business or enterprise that is materially engaged in the telecommunications relay service ("TRS") or call center service industries or any other industry in which the Company is engaged to a material extent at the time Executive's employment terminates, provided that an equity investment of not more than two percent (2%) in any company that is publicly traded and whose shares are listed on a national stock exchange will be permitted.

            For purposes of this Section 8, "Restricted Period" means the period beginning on the Employment Commencement Date and continuing until the first
(1st) anniversary of Executive's employment termination date, irrespective of the reason that Executive's employment is terminated with the Company.

            (b) Non-Solicitation. During the Restricted Period, Executive will not either directly or indirectly, for himself or any other person or entity,
(i) hire, solicit for services, encourage the resignation of, or in any other manner seek to engage or employ, any person who is an employee of the Company, or a consultant of the Company devoting more than seventy percent (70%) of his or her time to the business of the Company or any of its affiliates, on Executive's employment termination date or during the six (6) month period preceding such termination date, or (ii) solicit, provide services to, or otherwise interfere with the Company's business relationship with, any customer of the Company in connection with services and/or products that compete with the Company's services or products, provided that such customer is a customer of the Company on the employment termination date or during the one (1) year period preceding such termination date.

            (c) Equitable Relief. Executive acknowledges that the remedy at law for his breach of Section 8, 9(a) and/or 10 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a violation of any part of such Sections, the Company will be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any further violation. No bond or other security will be required in obtaining such equitable relief, and Executive hereby consents to the issuance of such equitable relief. Such equitable relief may be obtained from any court having appropriate jurisdiction over the matter. Nothing in this Section 8(c) shall be deemed to limit the Company's remedies at law or in equity that may be pursued or availed of by the Company for any breach by Executive of any of the parts of Sections 8, 9(a) and/or 10.

            (d) Judicial Modification. Executive acknowledges that it is the intent of the parties hereto that the restrictions contained or referenced in Sections 8, 9 and 10 be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any of the restrictions contained or referenced in such Sections is for any reason held by a court or arbitrator to be excessively broad as to duration, activity, geographical scope, or subject, then, for purposes of that jurisdiction, such restriction shall be construed, judicially modified, or "blue penciled" so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law. Executive acknowledges and understands that, due to the nature and scope of the Company's existing and proposed business plans and projects, and the technological advancements in electronic communications, any narrower geographic restriction of his obligations under Sections 8(a) and 8(b) would be inappropriate and counter to the protections sought by the Company thereunder.

      9. Confidential Information.

            (a)  Non-Use  and   Non-Disclosure   of  Confidential   Information.
Executive acknowledges that, during the course of his employment with the Company, he has had and will have access to information about the Company and its affiliates, and their customers and suppliers, that is confidential and/or proprietary in nature, and that belongs to the Company and/or its affiliates. As such, at all times, both during his employment and thereafter, Executive will hold in the strictest confidence, and not use or attempt to use except for the benefit of the Company and its affiliates, and not disclose to any other person or entity (without the prior written authorization of the Board) any "Confidential Information" (as defined in Section 9(b)). Notwithstanding anything contained in this Section 9, Executive will be permitted to disclose any Confidential Information to the extent required by validly-issued legal process or court order, provided that Executive notifies the Board immediately of any such legal process or court order in an effort to allow the Company to challenge such legal process or court order, if the Company so elects, prior to Executive's disclosure of any Confidential Information.

            (b)  Definition of  Confidential  Information.  For purposes of this
Agreement, "Confidential Information" means any confidential or proprietary information that belongs to the Company or its affiliates, or any of their customers or suppliers, including, without limitation, technical data, market data, trade secrets, trademarks, service marks, copyrights, other intellectual property, know-how, research, business plans, product and service information, projects,  services,  customer  lists  and  information,  customer  preferences, customer
transactions, supplier lists and information, supplier rates, software, hardware, technology, inventions, developments, processes, formulas, designs, drawings, marketing methods and strategies, pricing strategies, sales methods, financial information, project information, revenue figures, account information, credit information, financing arrangements, and other information disclosed to Executive by the Company or its affiliates in confidence, directly or indirectly, and whether in writing, orally, or by electronic records, drawings, pictures, or inspection of tangible property.

      10. Return of Company Property. Upon the termination of Executive's employment with the Company, or at any time during such employment upon request by the Company, Executive will promptly deliver to the Company and not keep in his possession, recreate, or deliver to any other person or entity, any and all property that belongs to the Company or any of its affiliates, or that belongs to any other third party and is in Executive's possession as a result of his employment with the Company, including, without limitation, computer hardware and software, Blackberries or other personal data assistants or similar devices, pagers, mobile or cellular phones, other electronic equipment, records, data, customer lists and information, supplier lists and information, notes, reports, correspondence, financial information, account information, product and service information, project information, files, and other documents and information, including any and all copies of the foregoing.

      11. No Prior Restrictions. Executive represents and warrants that his employment with the Company does not violate, or cause him to be in breach of, any obligation or covenant made to any former employer or other third party, and that during the course of his employment with the Company he has not and will not take any action that would violate or breach any legal obligation that he may have to any former employer or other third party. In the event of a breach of this Section 11, including in the event that Executive's representation and warranty above is false, Executive shall hold the Company harmless and indemnify it for any damages resulting to it or its affiliates, including, without limitation, attorneys' fees, as a result of the breach of this Section 11.

      12. Assignment.

            (a) This Agreement shall be binding upon and inure to the benefit of
(i) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive's death and (ii) any successor of the Company, provided, however, that any successor shall within ten (10) days of such assumption deliver to Executive a written assumption in a form reasonably acceptable to Executive. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall mean any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all of its obligations hereunder. This Agreement may not otherwise be assigned by the Company.

            (b) None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive or as provided in Section 20 hereof. Any attempted assignment, transfer, conveyance or other disposition (other than as provided in this Section 12) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void; provided, however, that notwithstanding the foregoing, Executive shall be allowed to transfer vested Option Shares or other stock options or equity awards consistent with the rules for transfers to "family members" as defined in U.S. Securities and Exchange Commission Form S-8.

      13. Liability Insurance.

            (a) The Company shall cover Executive under directors' and officers' liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent, if any, as the Company covers its other officers and directors.

            (b) The Company shall, both during and after the Employment Term, indemnify and hold harmless Executive to the fullest extent permitted by applicable law with regard to actions or inactions taken by Executive in the performance of his duties as an officer, director and employee of the Company and its affiliates or as a fiduciary of any benefit plan of the Company and its affiliates.

      14. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (a) delivered personally or by facsimile, (b) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (c) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner set forth in this Section 14:

                  If to the Company:

                           GoAmerica, Inc.
                           Attn:  Chairman of the Board
                           433 Hackensack Ave., 3rd Floor
                           Hackensack, NJ 07601

                  If to Executive:

                           Daniel R. Luis
                           433 Hackensack Ave., 3rd Floor
                           Hackensack, NJ 07601

      15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

      16. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive's employment relationship with the Company entered into prior to the date hereof, but it does not supersede or replace any written agreements entered into simultaneous with this Agreement or thereafter.

      17. Arbitration.

            (a) Agreement. The Company and Executive agree that, except as otherwise provided in Section 8(c), any dispute or controversy arising out of, relating to, or in connection with the employment relationship between them, the inception of that relationship, the termination of that relationship, this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, including, without limitation, claims of discrimination, harassment, and/or retaliation, and any violation of whistleblower laws, shall be settled by final and binding arbitration to be held in New York, New York or such other location agreed by the parties hereto, under the auspices of and in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association ("AAA"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The selection of the arbitrator will be conducted in accordance with the AAA's practices and procedures for disputes of the nature here contemplated. The arbitrator will have authority and discretion to determine the arbitrability of any particular claim, should any disputes arise with respect to such issue.

            (b) Costs and Fees of Arbitration. The moving party shall pay the costs of the initial arbitration filing (not to exceed two hundred fifty dollars ($250)), and the Company shall pay the remaining costs and expenses of such arbitration. Unless otherwise required by law or pursuant to an award by the arbitrator, the Company and Executive shall each pay separately its or his counsel fees and expenses. Notwithstanding the foregoing, the arbitrator may, but need not, award the prevailing party in any dispute its or his legal fees and expenses.

      18. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and an appropriate officer or director of the Company.

      19. Survivorship. The respective rights and obligations of Company and Executive hereunder shall survive any termination of Executive's employment by the Company to the extent necessary to preserve such rights and obligations.

      20. Beneficiaries. Executive shall be entitled, to the extent permitted under any applicable law, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder upon his death by giving the Company written notice thereof. If Executive dies, severance then due or other amounts due hereunder shall be paid to his designated beneficiary or beneficiaries or, if none are designated or none survive Executive, his estate.

      21. Withholding. The Company shall be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

      22. Governing Law. This Agreement shall be governed by Delaware law (without reference to rules of conflicts of law), which shall be applied to the merits of any dispute or claim submitted to arbitration pursuant to Section 13 of this Agreement. Executive and the Company hereby expressly consent to the personal jurisdiction of the state and federal courts located in New York, New York for any action or proceeding relating to any arbitration pursuant to
Section 13 of this Agreement in which the parties are participants, or any claim to which Section 8(c) applies.

 [Remainder of page intentionally left blank - signatures on the following page]

                                                               EXECUTION VERSION

IN WITNESS WHEREOF, the undersigned have executed this Agreement:

                                        GOAMERICA, INC.

                                        By: /s/ Edmond Routhier
                                            ------------------------------------
                                            Name:  Edmond Routhier
                                            Title: President

                                        DANIEL R. LUIS

                                        /s/ Daniel R. Luis
                                        ----------------------------------------

                                                               EXECUTION VERSION

                                    Exhibit A

                                 GOAMERICA, INC.
                          2005 EQUITY COMPENSATION PLAN

                       NONSTATUTORY STOCK OPTION AGREEMENT

      GoAmerica, Inc., a Delaware corporation (the "Company"), hereby grants an option to purchase shares of the common stock, par value $.01 per share, of the Company (the "Stock") to the Optionee named below. The terms and conditions of the option are set forth in this cover sheet, in the attached term sheet (together with this cover sheet, the "Agreement"), and in the Company's 2005 Equity Compensation Plan, as amended (the "Plan"). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Plan.

Grant Date: February 11, 2008

Name of Optionee: Daniel R. Luis

Number of shares of Stock covered by option: 400,000

Option Exercise Price per share of Stock: $6.57

Vesting Start Date: February 11, 2008

      By signing this cover sheet, you agree to all of the terms and conditions described in this cover sheet, in the attached term sheet and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement (as defined in the attached term sheet) should appear to be inconsistent.


--------------------------------------          --------------------------------
(Optionee)                                      Edmond Routhier, President

Attachment

This is not a stock certificate or a negotiable instrument.

                                                               EXECUTION VERSION

                                 GOAMERICA, INC.
                     2005 EQUITY COMPENSATION INCENTIVE PLAN

                       NONSTATUTORY SOCK OPTION TERM SHEET

Nonstatutory                       This   option  is  not   intended  to  be  an
Stock Option                       incentive  stock option under  Section 422 of
                                   the  Internal   Revenue  Code  of  1986,   as
                                   amended, and will be interpreted accordingly.

Vesting This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares that is not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

                                   Your right to purchase shares of Stock under this option will vest as to two forty-eighths (2/48ths) of the total number of shares covered by this option, as shown on the cover sheet, on the Vesting Start Date. Your right to purchase shares of Stock under this option will vest as to an additional one forty-eighth (1/48th) of the total number of shares covered by this option on the first day of each month thereafter, provided you then continue as an Service Provider. The resulting aggregate number of vested shares will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this option.

                                   Except as provided in this Agreement and any employment agreement entered into by you and the Company, no additional shares of Stock will vest during your employment with the Company or after you cease to be a Service Provider.

                                   The Company will determine, in its sole discretion, when your status as an Employee and as a Service Provider terminates for all purposes under the Plan.

Term This option will expire in any event at the earlier of (i) the close of business on the date six (6) months after the date of your termination as an Employee (or if such day is not a business day, on the next succeeding business day), or (ii) the close of business at Company headquarters on the day before the tenth (10th) anniversary of the Grant Date, as shown on the cover sheet.

Notice of                          When you wish to exercise  this  option,  you
Exercise                           must  notify the Company by filing the proper
                                   "Notice of Exercise" form at the address given on the form. Your notice must specify the number of whole shares you wish to purchase (in a parcel of at least 100 shares, generally). Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse's names as joint tenants with the right of survivorship). The notice will be effective when it is received by the Company.

                                   If someone else wants to exercise this option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so..

Form of Payment                    When you submit your notice of exercise,  you
                                   must include  payment of the Option  Exercise
                                   Price  for the  shares  you  are  purchasing.
                                   Payment may be made in one (or a combination) of the following forms:

                                   o Cash, your personal check, a cashier's check, a money order or another cash equivalent acceptable to the Company.

                                   o Shares of Stock that have already been owned by you and which are surrendered to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the Option Exercise Price.

                                   o By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option Exercise Price and any withholding taxes.

Withholding Taxes                  You  will not be  allowed  to  exercise  this
                                   option    unless    you    make    acceptable
                                   arrangements  to pay any withholding or other
                                   taxes  that  may be due  as a  result  of the
                                   option  exercise  or sale of  Stock  acquired
                                   under  this  option.  In the  event  that the
                                   Company  determines that any federal,  state,
                                   local or foreign tax or  withholding  payment
                                   is required  relating to the exercise or sale
                                   of  shares  arising  from  this  grant,   the
                                   Company  will have the right to require  such
                                   payments  from you, or withhold  such amounts
                                   from  other  payments  due  to you  from  the
                                   Company  or  any  Affiliate.  Subject  to the
                                   prior  approval of the Company,  which may be
                                   withheld   by  the   Company   in  its   sole
                                   discretion, you may elect to satisfy this withholding obligation, in whole or in part, by causing the Company to withhold Stock otherwise issuable to you or by delivering to the Company Stock already owned by you. The
                                   Stock so delivered or withheld must have an aggregate Fair Market Value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

Transfer of Option                 During  your  lifetime,  only you (or, in the
                                   event   of   your   legal    incapacity    or
                                   incompetence,    your   guardian   or   legal
                                   representative) may exercise this option. You may not transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

                                   Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse's interest in this option in any other way.

Retention Rights                   Neither this option nor this  Agreement  give
                                   you the right to be  retained  by the Company
                                   (or any Parent, Subsidiary or Affiliate) in any capacity. The Company reserves (and any Parent, Subsidiary or Affiliate reserves) the right to terminate your status as an Employee at any time and for any reason.

Shareholder Rights                 You, or your estate or heirs,  have no rights
                                   as a  shareholder  of  the  Company  until  a
                                   certificate for this option's shares has been
                                   issued (or an appropriate book entry has been
                                   made).  No adjustments are made for dividends
                                   or other rights if the applicable record date
                                   occurs  before  your  stock   certificate  is
                                   issued (or an appropriate book entry has been made), except as described in the Plan.

Adjustments                        In  the  event  of a  stock  split,  a  stock
                                   dividend,  reverse  stock  split or a similar
                                   change in the Stock,  the number of shares of
                                   Stock  covered by this  option and the Option
                                   Exercise  Price  per share  will be  adjusted
                                   (and  rounded  down  to  the  nearest   whole
                                   number)  if  required  pursuant  to the Plan.
                                   This  option  will be subject to the terms of
                                   the  agreement  of  merger,   liquidation  or
                                   reorganization in the event the Company is subject to such corporate activity, to the extent specified in the Plan.

Applicable Law                     This  Agreement   will  be  interpreted   and
                                   enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Forum Selection                    At  all   times   each   party   hereto   (1)
                                   irrevocably    submits   to   the   exclusive
                                   jurisdiction of any New York court or Federal
                                   court  sitting in New York;  (2) agrees  that
                                   any action or  proceeding  arising  out of or
                                   relating   to   this    Agreement    or   the
                                   transactions   contemplated  hereby  will  be
                                   heard  and  determined  in such  New  York or
                                   Federal court; (3) to the extent permitted by
                                   law,  irrevocably  waives  (i) any  objection
                                   such party may have to the laying of venue of
                                   any such action or  proceeding in any of such
                                   courts, or (ii) any claim that such party may
                                   have that any such action or  proceeding  has
                                   been brought in an  inconvenient  forum;  and
                                   (4)  to  the   extent   permitted   by   law,
                                   irrevocably     agrees     that    a    final
                                   non-appealable judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this section entitled
                                   "Forum Selection" will affect the right of any party hereto to serve legal process in any manner permitted by law.

The Plan The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meanings set forth in the Plan.

                                   This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior or contemporaneous agreements, commitments or negotiations concerning this option are superseded.

Data Privacy                       In order to administer  the Plan, the Company
                                   may  process  personal  data about you.  Such
                                   data  include,  but are not  limited  to, the
                                   information  provided in this  Agreement  and
                                   any  changes   thereto,   other   appropriate
                                   personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

                                   By accepting this option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed (including, with respect to non-U.S. resident Optionees, to the United States) to transferees who will include the Company and other persons who are designated by the Company to administer the Plan.

Consent to                         The  Company  may choose to  deliver  certain
Electronic                         statutory  materials  relating to the Plan in
Delivery                           electronic  form.  By  accepting  this option
                                   grant you agree that the  Company may deliver
                                   the Plan  prospectus,  the  Company's  annual
                                   report  and  other  documents  to  you  in an
                                   electronic  format.  If at any time you would
                                   prefer  to  receive  paper  copies  of  these
                                   documents,   as  you  are  entitled  to,  the
                                   Company  would be pleased to provide  copies.
                                   To request paper copies of these documents, please contact the Secretary of the Company at 433 Hackensack Avenue, Hackensack, NJ
                                   07607.

      By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.


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